Exhibit 99.1

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES SECOND QUARTER RESULTS

- Gross Margin up 30 Basis Points Year-Over-Year;

- Eighth Consecutive Quarter of Year-Over-Year Operating Margin Improvement

Cash Conversion Cycle Decreases to 16 days;

- Record High Cash Increases by $320 million; Debt Decreases by $197 million

Singapore, October 25, 2005 – Flextronics (NASDAQ: FLEX) today announced results for its second quarter ended September 30, 2005 as follows:

(USD in millions, except EPS)	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Net sales	$3,884.2	$4,138.2	$7,781.8	$8,018.7
GAAP net income (loss)	$(2.4)	$92.6	$56.3	$166.9
Net income, excluding intangible amortization, restructuring and other charges (1)	$101.3	$98.5	$201.0	$176.8
Diluted GAAP EPS	$—	$0.16	$0.09	$0.29
Diluted EPS, excluding intangible amortization, restructuring and other charges (1)	$0.17	$0.17	$0.33	$0.31

(1) The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangibles amortization, results from divestitures, restructuring and other charges. The Company recorded intangible amortization expense of $14.6 million and $29.3 million during the three- and six-month periods ended September 30, 2005, respectively, and $8.7 million and $17.3 million during the three- and six-month periods ended September 30, 2004, respectively. The Company also recorded pre-tax restructuring charges of $50.3 million and $83.0 million during the three- and six-month periods ended September 30, 2005, respectively, and $33.5 million and $57.1 million during the three- and six-month periods ended September 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The Company also recorded a $15.0 million bad debt reserve in the quarter ended September 30, 2005 associated with accounts receivable from Delphi, who recently filed for bankruptcy. The divestiture of the Semiconductor and Network Services operations resulted in a pre-tax gain of $70.7 million in the quarter ended September 30, 2005. The tax impacts related to all of these items and other non-operational tax adjustments amounted to $94.5 million and $88.1 million of tax expense during the three- and six-month periods ended September 30, 2005, respectively, and a tax benefit of $36.3 million and $64.6 million during the three- and six-month periods ended September 30, 2004, respectively. The reconciliation of non-GAAP results to GAAP results is illustrated in Schedules I and II attached to this press release.

Second Quarter 2006 Results

Net sales for the second quarter ended September 30, 2005 were $3.9 billion compared to $4.1 billion in the year ago quarter.

Excluding intangibles amortization, restructuring and other charges, net income for the second quarter ended September 30, 2005 increased 3% to $101.3 million, or $0.17 per diluted share, compared with $98.5 million, or $0.17 per diluted share in the year ago quarter. After-tax amortization, restructuring and other charges amounted to $103.8 million in the second quarter ended September 30, 2005 compared to $5.9 million in the year ago quarter, resulting in a GAAP net loss of $2.4 million, or nil earnings per diluted share in the second quarter ended September 30, 2005, as compared to net income of $92.6 million, or $0.16 per diluted share in the year ago quarter.

Return on Invested Tangible Capital (“ROITC”) increased to 27% in the second quarter ended September 30, 2005 from 24% in the year ago quarter. The Company’s cash conversion cycle decreased to 16 days in the second quarter ended September 30, 2005 from 20 days in the previous sequential quarter. Excluding intangibles amortization, restructuring and other charges, operating margin increased 20 basis points to 3.4% in the second quarter ended September 30, 2005 from 3.2% in the year ago quarter, representing the 8th consecutive quarter of year-over-year operating margin improvement.

The Company ended the quarter with a record high $1.2 billion in cash, up from $830 million at the end of the previous sequential quarter. Total debt has decreased by $197 million since the end of the previous sequential quarter. Net debt amounted to $439 million at the end of the September 2005 quarter and has been reduced by $517 million since the end of the previous sequential quarter. Free cash flow, which is cash flow from operations less capital expenditures, generated $327 million in the second quarter ended September 30, 2005, which closely approximated the $339 million used to fund acquisitions during the quarter. The previously announced divestitures of the Network Services and Semiconductor divisions generated $519 million, which closely approximated the $197 million reduction in debt and the $320 million increase in cash in the second quarter ended September 30, 2005.

With regard to the September quarter operating results, Michael E. Marks, Chief Executive of Flextronics stated, “We are extremely pleased with our working capital management and cash flows for the quarter. To this end, we are pleased that we were able to reduce our cash conversion cycle to 16 days from 20 days in the previous quarter. Our cash also increased by $320 million and our debt decreased by $197 million from the end of the previous quarter while our cash flow from operations of $381 million was sufficient to fund our capital expansion and acquisition activity during the quarter. We were also able to increase operating margins for the eighth consecutive quarter on a year-over-year basis.”

As previously announced, Flextronics merged its Network Services division with Telavie, a company wholly-owned by Altor 2003 Fund, a Nordic private equity firm. Flextronics received an upfront cash payment along with deferred and contingent payments, and has retained a 30% ownership stake in the merged company. Flextronics has also sold its semiconductor division to AMIS Holdings, the parent company of AMI Semiconductor. Both divestitures closed during the September 2005 quarter. Flextronics received cash payments of $519 million in the quarter for these divestitures which resulted in a pretax gain of $71 million. In connection with these divestitures, the Company recognized a non-cash tax expense of $99 million associated with the utilization of deferred tax assets, resulting in an after-tax non-cash loss of $28 million.

Marks concluded by saying, “Our year-over-year revenue comparisons are adversely impacted by the divestitures of our Network Services and Semiconductor divisions along with the impact from two European OEM customers divesting their cell phone businesses during the past year. We expect the December 2005 quarter revenue comparison to be the last quarter adversely impacted by these customer actions.”

Guidance

Management provided guidance for quarterly earnings per diluted share (excluding amortization, restructuring and other charges) of $0.18 to $0.20 on revenues of $4.0 billion to $4.2 billion for the December 2005 quarter. The Company also provided guidance for its March 2006 quarter of earnings per diluted share (excluding amortization, restructuring and other items) of $0.16 to $0.18 on revenues of $3.6 billion to $3.8 billion. Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.03 per diluted share reflecting quarterly amortization expense. The timing and amount of restructuring and other charges cannot be estimated.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation that summarizes the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering innovative design and manufacturing services to automotive, industrial, medical, and technology companies. With fiscal year 2005 revenues of USD$15.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on five continents. This global presence provides customers with complete design, engineering, and manufacturing resources that are vertically integrated with components to optimize their operations by lowering their costs and reducing their time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements relating to success of long-term initiatives, new customer opportunities, revenue contribution from new customers, margin expansion, growth rate, profitability, anticipated use of available cash, and cash flow and cash reserves. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include our ability to respond to changes in economic trends and to fluctuations in demand for customers’ products and changes in customers’ orders; the challenges of effectively managing our operations; not obtaining anticipated new customer programs, or if we do obtain them, their delay or inability to contribute to our revenue or profitability as expected or at all; the challenges of integrating acquired companies and assets, particularly the assets we have agreed to acquire from Nortel Networks; our inability to generate or support increased ODM and design activity; our need to take reserves for doubtful accounts of customers and the effects of customer bankruptcies; our dependence on a small number of large customers; competition in our industry; supply shortages of required electronic components; the challenges of international operations; the possible need for future restructurings and impairments of assets, and the other risks described under “Business – Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, filed with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE 1

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2005			Three Months Ended September 30, 2004
	Non-GAAP(1)	Required Adjustments	GAAP	Non-GAAP(1)	Required Adjustments	GAAP
Net sales	$3,884,231		$3,884,231	$4,138,249		$4,138,249
Cost of sales	3,622,025		3,622,025	3,867,385		3,867,385
Restructuring and other charges	—	38,463	38,463	—	25,704	25,704

Gross profit	262,206	(38,463)	223,743	270,864	(25,704)	245,160
Selling, general and administrative expenses	131,975		131,975	139,022		139,022
Restructuring and other charges	—	26,883	26,883	—	7,798	7,798

Operating income	130,231	(65,346)	64,885	131,842	(33,502)	98,340
Intangibles amortization	—	14,629	14,629	—	8,683	8,683
Interest and other expense, net	23,018		23,018	22,429		22,429
Gain on divestiture of operations	—	(70,695)	(70,695)	—		—

Income before income taxes	107,213	(9,280)	97,933	109,413	(42,185)	67,228
Provision for (benefit from) income taxes	5,896	94,484	100,380	10,941	(36,335)	(25,394)

Net income (loss)	$101,317	$(103,764)	$(2,447)	$98,472	$(5,850)	$92,622

Earnings (loss) per share:
Basic	$0.18		$0.00	$0.18		$0.17

Diluted	$0.17		$0.00	$0.17		$0.16

Shares used in computing per share amounts:
Basic	572,376		572,376	551,875		551,875

Diluted	602,147		572,376	582,206		582,206

(1)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, results from divestitures, restructuring and other charges. The Company recorded intangible amortization expense of $14.6 million and $8.7 million during the quarters ended September 30, 2005 and September 30, 2004, respectively. The Company recorded restructuring charges of $50.3 million and $33.5 million during the quarters ended September 30, 2005 and September 30, 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The Company also recorded a $15.0 million bad debt reserve in the quarter ended September 30, 2005 associated with accounts receivable with Delphi, who recently filed for bankruptcy. The divestiture of the Semiconductor and Network Services divisions resulted in pre-tax income of $70.7 million for the quarter ended September 30, 2005. The tax impacts related to all of these items and other non-operational tax adjustments amounted to $94.5 million of tax expense in the quarter ended September 30, 2005 and a tax benefit of $36.3 million during the quarter ended September 30, 2004.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Six Months Ended September 30, 2005			Six Months Ended September 30, 2004
	Non-GAAP(2)	Required Adjustments	GAAP	Non-GAAP(2)	Required Adjustments	GAAP
Net sales	$7,781,762		$7,781,762	$8,018,697		$8,018,697
Cost of sales	7,240,342		7,240,342	7,500,901		7,500,901
Restructuring and other charges	—	66,035	66,035	—	46,695	46,695

Gross profit	541,420	(66,035)	475,385	517,796	(46,695)	471,101
Selling, general and administrative expenses	279,766		279,766	280,618		280,618
Restructuring and other charges	—	32,000	32,000	—	10,395	10,395

Operating income	261,654	(98,035)	163,619	237,178	(57,090)	180,088
Intangibles amortization	—	29,250	29,250	—	17,344	17,344
Interest and other expense, net	49,035		49,035	40,715		40,715
Gain on divestiture of operations	—	(70,695)	(70,695)	—		—

Income before income taxes	212,619	(56,590)	156,029	196,463	(74,434)	122,029
Provision for (benefit from) income taxes	11,655	88,114	99,769	19,646	(64,561)	(44,915)

Net income	$200,964	$(144,704)	$56,260	$176,817	$(9,873)	$166,944

Earnings per share:
Basic	$0.35		$0.10	$0.33		$0.31

Diluted	$0.33		$0.09	$0.31		$0.29

Shares used in computing per share amounts:
Basic	570,851		570,851	541,250		541,250

Diluted	600,222		600,222	575,110		575,110

(2)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, results from divestitures, restructuring and other charges. The Company recorded intangible amortization expense of $29.3 million and $17.3 million during the six months ended September 30, 2005 and September 30, 2004, respectively. The Company also recorded restructuring charges of $83.0 million and $57.1 million during the six months ended September 30, 2005 and September 30, 2004, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The Company also recorded a $15.0 million bad debt reserve during the six months ended September 30, 2005 associated with accounts receivable with Delphi, who recently filed for bankruptcy. The divestiture of the Semiconductor and Network Services divisions resulted in pre-tax income of $70.7 million for the six months ended September 30, 2005. The tax impacts related to all of these items and other non-operational tax adjustments amounted to $88.1 million of tax expense in the six months ended September 30, 2005 and a tax benefit of $64.6 million during the six months ended September 30, 2004.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2005	March 31, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$1,150,454	$869,258
Accounts receivable, net	1,726,896	1,842,010
Inventories	1,721,887	1,518,866
Deferred income taxes	9,649	12,117
Other current assets	630,555	544,914

Total current assets	5,239,441	4,787,165

Property and equipment, net	1,622,965	1,704,516
Deferred income taxes	590,095	684,952
Goodwill and other intangibles, net	3,227,069	3,502,189
Other assets	422,984	328,750

Total assets	$11,102,554	$11,007,572

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings and current portion of long-term debt	$23,091	$17,448
Current portion of capital lease obligations	620	8,718
Accounts payable	2,948,934	2,523,269
Other current liabilities	1,164,035	1,330,759

	4,136,680	3,880,194

Long-term debt, net of current portion:
Capital lease obligations	1,984	9,141
Zero Coupon Convertible Junior Subordinated Notes due 2008	195,000	200,000
1% Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2% Senior Subordinated Notes due 2013	399,650	399,650
6 1/4% Senior Subordinated Notes due 2014	461,748	490,270
Other	7,659	110,509
Other liabilities	150,146	193,760

Total shareholders’ equity	5,249,687	5,224,048

Total liabilities and shareholders’ equity	$11,102,554	$11,007,572